Exhibit 99.1

American Lorain Corp	CCG Investor Relations
Mr. Alan Jin, CFO	Mr. Crocker Coulson, President
Phone: +86-21-6145-3891	Phone: 646-213-1915
E-mail: alanjin@americanlorain.com	E-mail: crocker.coulson@ccgir.com
www.americanlorain.com
Ms. Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: Linda.salo@ccgir.com
www.ccgirasia.com

FOR IMMEDIATE RELEASE

American Lorain Forms Partnership to Increase Exports to the United States

JUNAN COUNTY, China, July 15 -- American Lorain Corporation (OTC Bulletin Board: ALRC) ("American Lorain" or the "Company"), an international processed foods company based in Shandong Province, People's Republic of China ("PRC"), today announced that the Company has reached an initial cooperative agreement with United States-based Well Luck Company, Inc. (“Well Luck” or the “Distributor”) to introduce American Lorain’s products to the United States.

Under the agreement, Well Luck will act as sales agent for American Lorain’s chestnut and convenience food products. American Lorain’s management visited Well Luck’s facilities in New Jersey and discussed the details of the cooperative agreement in June 2009. The two parties later reached a preliminary agreement during the Fancy Food Show hosted by The National Association for the Specialty Food Trade’s (“NASFT”) in New York.

The partnership with Well Luck represents a milestone for American Lorain in its efforts to enter the North American market. Through the Distributor’s nationwide distribution network in the United States, American Lorain plans to penetrate a new geographic market, increase sales, establish brand awareness, and gradually introduce other products to North American consumers. The Company will also utilitize the opportunity to study the North American food and beveage industry and consumption habits in order to introduce products tailored to consumers in the United States.

Currently, Japan, Korea and Europe represent American Lorain’s main export markets. Exports accounted for 30.9% of the Company’s revenue in 2008.

“Penetrating the North American market has been a long-term goal of American Lorain, which we now are closer to achieving through this partnership with Well Luck,” said Mr. Si Chen, CEO and Chairman of American  Lorain. “Due to its large population of Asian origin, the United States represent a logical step in our expansion plan as we believe we can leverage our existing product portfolio to cater to this untapped market. As we increase our knowledge of the North American food and beverage market, we plan to develop more customized products in order to broaden our customer base. We look forward to providing high-quality food products to consumers in the United States.”

About Well Luck Company, Inc.

Well Luck Company., Inc is one of the leading Asian food distributors in the United States with a nationwide distribution system. Since its establishment in 1982, Well Luck has been committed to delivering the best Asian foods, ingredients, and brands to the United States from Taiwan, Hong Kong, China, Japan, Singapore and other Asian countries and regions. Well Luck owns warehouses in Jersey City (NJ), Atlanta (GA), Houston (TX), Los Angeles (CA), San Francisco (CA), and Chicago (IL), with a total of 435,000 square feet in storage space. Supported by its technologically advanced facilities, Well Luck delivers "Tasty, Nutritious, and Healthy" products to its clients all over the United States.

About American Lorain Corporation

American Lorain Corporation ("American Lorain" or the "Company") is a Delaware corporation that develops, manufactures and sells various food products. The Company's products include chestnut products; convenience foods products (including ready-to-cook foods, ready-to-eat foods, and meals-ready-to-eat); and frozen, canned and bulk foods products. The Company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For more information about American Lorain, please visit our website at http://www.americanlorain.com.

Forward-Looking Statements

Statements contained herein that relate to the Company’s future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements”. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.